Exhibit 1.2

Independent Auditors’ Consent

The Board of Directors
China Telecom Corporation Limited:

We consent to the incorporation by reference in the registration statement (No. 333-113181) on Form F-3 of China Telecom Corporation Limited of our report dated April 9, 2004, with respect to the combined balance sheets of Hubei Telecom Company Limited, Hunan Telecom Company Limited, Hainan Telecom Company Limited, Guizhou Telecom Company Limited, Yunnan Telecom Company Limited, Shaanxi Telecom Company Limited, Gansu Telecom Company Limited, Qinghai Telecom Company Limited, Ningxia Telecom Company Limited and Xinjiang Telecom Company Limited, as of December 31, 2002 and 2003, and the related combined statements of operations, owner’s equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 6-K of China Telecom Corporation Limited dated April 13, 2004.

Hong Kong, China
April 13, 2004